Exhibit 99.1

PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

HIGHLAND HOSPITALITY CORPORATION REPORTS RESULTS FOR THE

THIRD QUARTER 2005; REVPAR INCREASED BY 9.8% AT STABILIZED HOTELS

McLean, VA, November 8, 2005 – Highland Hospitality Corporation (NYSE: HIH), a lodging real estate investment trust, or REIT, today reported its financial results for the quarter ended September 30, 2005.

Consolidated Financial Results

For the third quarter 2005, the Company reported total revenue of $60.8 million and net income available to common stockholders of $0.8 million, or $.02 per diluted common share, compared to total revenue of $36.0 million and net income available to common stockholders of $0.6 million, or $.01 per diluted common share, for the third quarter 2004. Funds from operations (FFO) available to common stockholders, which is defined as net income available to common stockholders plus depreciation and amortization, were $7.1 million, or $.18 per diluted common share, for the third quarter 2005 compared to $3.8 million, or $.10 per diluted common share, for the third quarter 2004. Earnings before interest, income taxes and depreciation and amortization (EBITDA) were $13.0 million, or $.32 per diluted common share, for the third quarter 2005 compared to $6.0 million, or $.15 per diluted common share, for the third quarter 2004.

“We are pleased with our portfolio’s third quarter performance,” said James L. Francis, Highland’s President and Chief Executive Officer. “RevPAR growth for our stabilized hotels in the quarter exceeded the industry average, and our stabilized hotel profitability growth remains strong. Our completed renovations are showing early successes and indications of solid growth into 2006, while our hotels currently under renovation remain on time and within budget. The third quarter was also an active quarter for Highland. During the quarter, we acquired the Wyndham Palm Springs hotel, successfully completed concurrent offerings of common and preferred equity, and progressed closer towards completion on a majority of our hotel renovation and repositioning projects.”

PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

For the nine months ended September 30, 2005, the Company reported total revenue of $174.2 million and net income available to common stockholders of $5.0 million, or $.12 per diluted common share, compared to total revenue of $80.0 million and net income available to common stockholders of $3.3 million, or $.08 per diluted common share, for the prior year period. FFO available to common stockholders was $21.3 million, or $.53 per diluted common share, for the nine months ended September 30, 2005 compared to $10.2 million, or $.26 per diluted common share, for the prior year period. EBITDA was $37.8 million, or $.95 per diluted common share, for the nine months ended September 30, 2005 compared to $11.9 million, or $.30 per diluted common share, for the prior year period.

Both FFO and EBITDA are non-GAAP financial measures within the meaning of the rules of the Securities and Exchange Commission. Management believes that FFO and EBITDA are key measures of a REIT’s financial performance and should be considered along with, but not as an alternative to, net income as a measure of the Company’s operating performance. A reconciliation of these non-GAAP financial measures is included in the accompanying financial tables.

Hotel Operating Performance

Included in the following table is a comparison of occupancy, average daily rate (ADR) and revenue per available room (RevPAR), the key operating metrics that the Company uses to assess the performance of its U.S. hotel properties, for the third quarter 2005 and 2004. The comparison does not include the operating results for the Wyndham Palm Springs hotel, which was acquired on July 14, 2005, and the Barceló Tucancun Beach resort. Since 10 of the Company’s hotels owned as of September 30, 2005 were acquired at various times in the third quarter 2004 and in 2005, the key operating metrics for those 10 hotels reflect the operating results of the hotels under previous ownership for either a portion of, or the entire, third quarter 2004.

PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

Key Operating Metrics (1)	Quarter Ended September 30, 2005			Quarter Ended September 30, 2004
	Occ %	ADR	RevPAR	Occ %	ADR	RevPAR
Stabilized (11 hotels)	75.7%	$113.18	$85.67	73.1%	$106.83	$78.05
Rebranded/Renovated (7 hotels)	67.3%	$120.56	$81.19	73.0%	$111.48	$81.37
Total (18 hotels)	71.5%	$116.68	$83.41	73.0%	$109.17	$79.72

(1)	Rebranded/Renovated includes hotels that are currently going through, or have recently gone through, significant renovation and/or in the process of changing, or have recently changed, their franchise affiliation. Stabilized includes hotels that are not being disrupted by renovation or rebranding efforts.

For the third quarter 2005, RevPAR for the Company’s stabilized hotels increased 9.8% to $85.67, versus the same period in 2004. Occupancy increased by 2.6 percentage points to 75.7%, while ADR increased by 5.9%. For the Company’s hotels that are being renovated and/or rebranded, RevPAR decreased 0.2% to $81.19, versus the same period in 2004. Occupancy decreased by 5.7 percentage points to 67.3%, while ADR increased by 8.1%. For the total 18 hotels, RevPAR increased by 4.6% to $83.41, versus the same period in 2004. Occupancy decreased by 1.5 percentage points to 71.5%, while ADR increased by 6.9%.

For the third quarter 2005, the Company’s hotel properties contributed $60.8 million of total revenue and $15.2 million of hotel operating income. Included in the following table is a comparison of hotel operating income and hotel operating income margins for the third quarter 2005 and 2004. The comparison does not include the operating results for the Wyndham Palm Springs hotel and Barceló Tucancun Beach resort. Since 10 of the Company’s hotels owned as of September 30, 2005 were acquired at various times in the third quarter 2004 and in 2005, the hotel operating income and hotel operating income margins for those 10 hotels reflect the operating results of the hotels under previous ownership for either a portion of, or the entire, third quarter 2004.

PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

Hotel Operating Income and Margins (1)	Quarter Ended September 30, 2005		Quarter Ended September 30, 2004
	$(2)%		$(2)%
Stabilized (11 hotels)	$8.0	28.7%	$6.5	25.3%
Rebranded/Renovated (7 hotels)	$6.7	24.0%	$6.6	23.4%
Total (18 hotels)	$14.7	26.4%	$13.1	24.3%

(1)	Rebranded/Renovated includes hotels that are currently going through, or have recently gone through, significant renovation and/or in the process of changing, or have recently changed, their franchise affiliation. Stabilized includes hotels that are not being disrupted by renovation or rebranding efforts.
(2)	In millions

For the third quarter 2005, hotel operating income for the Company’s stabilized hotels increased 23.6% to $8.0 million versus the same period in 2004 and hotel operating income margins increased by 3.4 percentage points to 28.7%. For the Company’s hotels that are being renovated and/or rebranded, hotel operating income increased 1.2% to $6.7 million versus the same period in 2004 and hotel operating income margins increased by 0.6 percentage points to 24.0%. For the total 18 hotels, hotel operating income increased by 12.3% to $14.7 million versus the same period in 2004 and hotel operating income margins increased by 2.1 percentage points to 26.4%.

Acquisition Activity/Investment Outlook

On July 14, 2005, the Company acquired the 410-room Wyndham Palm Springs hotel in Palm Springs, California for approximately $57.1 million. The Company financed the acquisition with approximately $37.1 million of first mortgage debt from CIGNA Investments with a fixed rate of interest of 5.35%, along with proceeds from its term loan facility. The Company has selected Crestline Hotels & Resorts, Inc. to manage the property under a Wyndham license agreement.

On October 24, 2005, the Company acquired the 385-room Hilton Boston Back Bay hotel in Boston, Massachusetts from Hilton Hotels Corporation for $110 million in an all-cash transaction. Hilton will continue to manage the property under a long-term management agreement.

PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

On October 31, 2005, the Company entered into a definitive agreement to acquire the 294-room Westin Princeton at Forrestal Village in Princeton, New Jersey from Starwood Hotels & Resorts for $53.5 million, plus customary closing costs. Crestline Hotels & Resorts, Inc. will manage the property under a Westin license agreement.

Mr. Francis stated, “These investments represent senior management’s focus on driving current yields, creating value and providing growth over time for our shareholders. These assets are well positioned within strong markets and should benefit from strong management and market growth in the future. Going forward, we will continue to prudently invest in similar assets that meet our stated objectives.”

Balance Sheet/Liquidity

On September 28, 2005, the Company completed an underwritten public offering of 11,500,000 shares of common stock and 3,000,000 shares of 7.875% Series A Cumulative Redeemable Preferred Stock. On October 5, 2005, the Company sold an additional 200,000 shares of 7.875% Series A Cumulative Redeemable Preferred Stock upon exercise of the underwriters’ over-allotment option. After deducting underwriting fees and offering expenses, the Company generated net proceeds of approximately $188 million.

As of September 30, 2005, the Company had $205.5 million of cash and cash equivalents and $20.8 million of restricted cash. Total assets were $975.5 million, including $705.0 million of net investment in hotel properties, long-term debt was $417.0 million, and stockholders’ equity was $520.3 million.

During the third quarter 2005, the Company generated $8.6 million of cash flow from its operations, used $57.2 million in net investing activities, including $9.3 million in hotel capital expenditures, and obtained $238.3 million through net financing activities.

PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

As of November 4, 2005, the Company had approximately $96 million of cash and cash equivalents, which balance reflects the payment of cash related to the acquisition of the Hilton Boston Back Bay hotel.

“We are pleased with the execution and overall success of our recent concurrent common and preferred equity offerings,” stated Douglas W. Vicari, Highland’s Executive Vice President, Chief Financial Officer and Treasurer. “We raised approximately $188 million of new equity capital, of which approximately $164 million has been utilized for the Boston and Princeton hotel acquisitions. Our common equity offering allowed us to expand and diversify our shareholder base, while our preferred equity offering allowed us to target another level of our capital structure at an attractive price.”

Dividend Update

During the third quarter 2005, the Company declared a dividend of $.14 per share payable to its common stockholders of record as of September 30, 2005. The dividend was paid on October 14, 2005. On October 19, 2005, the Company declared a quarterly cash dividend of $0.18594 per share of Series A Cumulative Redeemable Preferred Stock. This initial dividend, reflecting a partial dividend period, will be paid on November 15, 2005 to holders of record on November 1, 2005. The level of future dividends payable to stockholders will continue to be determined by the Company’s quarterly operating results, general economic conditions, capital requirements and other operating trends.

Barceló Tucancun Beach Resort

As previously reported, the Barceló Tucancun Beach resort located in Cancun, Mexico sustained wind and flood damage from Hurricane Wilma. The damage was concentrated on the grounds of the hotel, as well as the first level of the hotel, including significant structural damage to the sea wall and flood damage to the lobby, restaurant and pool areas. The resort is currently closed, and based on the initial assessment of the damage, we do not expect it to open for business before the end of 2005. We are currently working with

PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

Barceló and our insurance carrier to assess the extent of the property damage and loss of business. Our insurance coverage for the property entitles us to receive payments for business interruption, as well as recoveries for damage to the property as a result of the hurricane. Income resulting from business interruption insurance will not be recognized until all contingencies are resolved. We expect that insurance proceeds will be sufficient to cover the property damage to the hotel and the near-term loss of business.

2005 Outlook

Based on the Company’s current hotel operating trends, the impact of the recent equity offerings and subsequent timing of acquisitions, the impact of Hurricane Wilma on the Barceló Tucancun Beach resort, and the status of the Company’s renovation and repositioning program, the Company estimates that for the fourth quarter 2005:

–	Total revenues will range between $70.0 – $74.0 million;

–	Earnings per diluted common share will range between $.02 – $.04(1);

–	FFO per diluted common share will range between $.16 – $.18(1); and

–	Corporate EBITDA will range between $16.1 – $17.0 million.

In addition, based on the financial results for the first nine months of 2005 and estimated fourth quarter 2005 financial results described above, the Company now estimates that for the full year 2005:

-	Total revenues will range between $244.2—$248.2 million;

-	Earnings per diluted common share will range between $.14 – $.17(1);

-	FFO per diluted common share will range between $.69 – $.72(1); and

-	Corporate EBITDA will range between $53.9 – $54.8 million.

(1)	The weighted average number of common shares outstanding used to determine earnings per diluted share and FFO per diluted share was 51,300,000 and 42,580,000 for the fourth quarter 2005 and full year 2005, respectively.

PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

Mr. Francis stated, “Our fourth quarter and full-year estimates reflect an adjustment due primarily to the impact of our recent equity offerings, the timing of our acquisitions, and the impact of Hurricane Wilma on our resort in Cancun. However, based on our current acquisition pace, we believe that this short-term impact will be outweighed by the returns generated by our newly acquired assets in 2006 and beyond. We remain optimistic in our growth potential beyond 2005, as our stabilized hotels continue to produce solid results and our renovated and repositioned hotels continue to show expected improvements.”

Investor Conference Call and Simulcast

Highland Hospitality Corporation will conduct a conference call at 10:00 AM EDT on Tuesday, November 8, 2005, to discuss its third quarter 2005 financial results. The number to call for this interactive teleconference is 1 (800) 895-0198 (within the U.S.) and 1 (785) 424-1053 (for international calls). The conference I.D. is Highland. A playback will be available through December 8, 2005. To listen to a replay of the call, please call 1 (800) 727-5306 (within the U.S.) or 1 (402) 220-2670 (for international calls).

The Company will also provide an online simulcast and rebroadcast of the third quarter 2005 earnings conference call. The live broadcast of Highland’s quarterly conference call will be available at the Company’s website at www.highlandhospitality.com. The online replay will follow shortly after the call and will continue through February 6, 2006.

Highland Hospitality Corporation is a self-advised lodging real estate investment trust, or REIT, focused on hotel investment primarily in the United States. The Company currently owns 21 hotel properties with an aggregate of 6,270 rooms in 11 states and Mexico. Additional information can be found on the Company’s website at www.highlandhospitality.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, are intended to identify forward-looking statements, which include statements concerning our outlook for the hotel industry, acquisition plans, and our dividend policy. Such statements are based on current expectations, estimates, and projections about the industry and markets in which the Company operates, as well as management’s

PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

beliefs and assumptions and information currently available to us. Forward-looking statements are not guarantees of future performance and involve numerous risks and uncertainties which may cause the Company’s actual financial condition, results of operation and performance to be materially different from the results of expectations expressed or implied by such statements. General economic conditions, including the timing and magnitude of the recovery in the hospitality industry, future acts of terrorism or war, risks associated with the hotel and hospitality business, the availability of capital, the ability of the Company to acquire additional hotel properties, the timely completion of planned hotel renovations, and other factors, may affect the Company’s future results, performance and achievements. These risks and uncertainties are described in greater detail in the Company’s current and periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation and does not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

HIGHLAND HOSPITALITY CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	September 30, 2005	December 31, 2004
ASSETS
Investment in hotel properties, net	$705,023	$578,715
Asset held for sale	3,000	3,000
Deposits on hotel property acquisitions	8,151	8,714
Cash and cash equivalents	205,515	75,481
Restricted cash	20,777	38,710
Accounts receivable, net	14,316	7,010
Prepaid expenses and other assets	14,179	8,279
Deposits on loan applications	223	—
Deferred financing costs, net	4,270	4,732

Total assets	$975,454	$724,641

LIABILITIES AND STOCKHOLDERS' EQUITY
Long-term debt	$416,987	$342,854
Accounts payable and accrued expenses	20,932	17,140
Dividends/distributions payable	7,338	5,726
Other liabilities	2,811	3,122

Total liabilities	448,068	368,842

Minority interest in operating partnership	7,044	8,321
Commitments and contingencies

Preferred stock, $.01 par value; 100,000,000 shares authorized; Series A Cumulative Redeemable Preferred Stock; 3,000,000 shares issued and outstanding at September 30, 2005	72,360	—
Common stock, $.01 par value; 500,000,000 shares authorized; 51,674,699 shares and 40,002,011 shares issued at September 30, 2005 and December 31, 2004, respectively	516	400
Additional paid-in capital	478,699	366,856
Treasury stock, at cost; 83,694 shares and 71,242 shares at September 30, 2005 and December 31, 2004, respectively	(936)	(801)
Unearned compensation	(4,067)	(6,182)
Cumulative dividends in excess of net income	(26,230)	(12,795)

Total stockholders' equity	520,342	347,478

Total liabilities and stockholders' equity	$975,454	$724,641

HIGHLAND HOSPITALITY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
REVENUE
Rooms	$41,574	$24,722	$115,470	$53,265
Food and beverage	16,765	9,698	52,195	23,482
Other	2,476	1,594	6,556	3,255

Total revenue	60,815	36,014	174,221	80,002

EXPENSES
Hotel operating expenses:
Rooms	9,452	5,879	26,077	11,969
Food and beverage	11,705	7,546	34,805	18,034
Other direct	1,119	910	3,202	1,987
Indirect	23,319	13,444	64,982	29,270

Total hotel operating expenses	45,595	27,779	129,066	61,260
Depreciation and amortization	6,297	3,192	16,311	6,918
Corporate general and administrative:
Stock-based compensation	775	758	2,432	2,348
Other	1,487	1,494	4,918	4,457

Total operating expenses	54,154	33,223	152,727	74,983

Operating income	6,661	2,791	21,494	5,019

Interest income	273	252	791	927
Interest expense	6,584	2,852	17,801	3,498
Foreign currency exchange gain	46	—	86	—

Income before income taxes and minority interest in operating partnership	396	191	4,570	2,448

Income tax benefit	432	392	536	959
Minority interest in operating partnership	(16)	(14)	(100)	(80)

Net income	812	569	5,006	3,327
Preferred stock dividends	(49)	—	(49)	—

Net income available to common stockholders	$763	$569	$4,957	$3,327

Net income per common share:

Numerator:
Net income available to common stockholders	$763	$569	$4,957	$3,327
Less: dividends on unvested restricted common stock	(88)	(82)	(260)	(198)

Net income available to common stockholders after dividends on unvested restricted common stock	$675	$487	$4,697	$3,129

Denominator:
Weighted average number of common shares outstanding – basic	39,835,652	39,092,011	39,557,325	39,085,659
Weighted average number of common shares outstanding – diluted	40,167,049	39,425,278	39,787,316	39,393,270

Net income per common share:
Basic	$0.02	$0.01	$0.12	$0.08
Diluted	$0.02	$0.01	$0.12	$0.08

HIGHLAND HOSPITALITY CORPORATION

RECONCILIATION OF FFO AND EBITDA

(in thousands, except per share data)

2005 AND 2004 RESULTS

The following table reconciles FFO and FFO available to common stockholders to net income for the three and nine months ended September 30, 2005 and 2004:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net income	$812	$569	$5,006	$3,327
Adjustment: Depreciation and amortization	6,297	3,192	16,311	6,918

FFO	7,109	3,761	21,317	10,245
Adjustment: Preferred stock dividends	(49)	—	(49)	—

FFO available to common stockholders	$7,060	$3,761	$21,268	$10,245

FFO per common share:
Basic	$0.18	$0.10	$0.54	$0.26
Diluted	$0.18	$0.10	$0.53	$0.26

The following table reconciles EBITDA to net income for the three and nine months ended September 30, 2005 and 2004:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net income	$812	$569	$5,006	$3,327
Adjustments: Depreciation and amortization	6,297	3,192	16,311	6,918
Interest expense	6,584	2,852	17,801	3,498
Interest income	(273)	(252)	(791)	(927)
Income tax benefit	(432)	(392)	(536)	(959)

EBITDA	$12,988	$5,969	$37,791	$11,857

EBITDA per common share:
Basic	$0.33	$0.15	$0.96	$0.30
Diluted	$0.32	$0.15	$0.95	$0.30

HIGHLAND HOSPITALITY CORPORATION

RECONCILIATION OF FFO AND EBITDA

(in thousands, except per share data)

2005 GUIDANCE

The following table reconciles FFO and FFO available to common stockholders to net income for the fourth quarter 2005 and full year 2005:

	Fourth Quarter 2005		Full Year 2005
	Low	High	Low	High
Net income	$2,624	$3,650	$7,630	$8,656
Adjustment: Depreciation and amortization	7,159	7,159	23,470	23,470

FFO	9,783	10,809	31,100	32,126
Adjustment: Preferred stock dividends	(1,575)	(1,575)	(1,624)	(1,624)

FFO available to common stockholders	$8,208	$9,234	$29,476	$30,502

FFO per diluted common share (1)	$0.16	$0.18	$0.69	$0.72

The following table reconciles EBITDA to net income for the fourth quarter 2005 and full year 2005:

	Fourth Quarter 2005		Full Year 2005
	Low	High	Low	High
Net income	$2,624	$3,650	$7,630	$8,656
Adjustments: Depreciation and amortization	7,159	7,159	23,470	23,470
Interest expense	7,179	7,179	24,980	24,980
Interest income	(1,063)	(1,175)	(1,854)	(1,966)
Income tax expense (benefit)	212	234	(324)	(302)

EBITDA	$16,111	$17,047	$53,902	$54,838

(1)	the weighted average number of common shares outstanding used to determine FFO per diluted common share was 51,300,000 and 42,580,000 for the fourth quarter 2005 and full year 2005, respectively.